Exhibit 23.1

MARK BAILEY & COMPANY, LTD.
Certified Public Accountants
Management Consultants
www.markbaileyco.com

Reno Office : 1495 Ridgeview Drive, Ste. 200 Reno, Nevada 89519-6634 Phone: 775/332.4200 Fax: 775/332.4210	San Francisco Office: 601 Montgomery Street, Ste. 520 San Francisco, California 94111-2608 Phone: 415/552.8284 Fax: 775/332.4210

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

October 6, 2008

We consent to the use, in this Post Effective Amendment No. 1 to Form SB-2 on Form S-1/A, of our report dated May 24, 2007 accompanying the financial statements of Puredepth, Inc. as of January 31, 2007 and for the year then ended.

We also consent to the reference to us under the heading "Experts" in the above referenced Registration Statement.

/s/ Mark Bailey & Company, Ltd.

Mark Bailey & Company, Ltd.
Reno, Nevada